As filed with the Securities and Exchange Commission on May 15, 2020
Registration No. 333-237603

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hygge Integrated Brands Corp.
(Exact name of Registrant as specified in its charter)

Nevada	3990	84-5155876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1 Yonge Street, Unit 1801

Toronto, ON M5E 1W7

Telephone: (416) 214-3656

elena@myhyggehound.com

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Nevada Business Center, LLC

701 South Carson Street, #200

Carson City, NV 89701

Telephone: (855) 682-4926

(Name, Address, and Telephone Number for Agent of Service)

Copies to:

Sharon D. Mitchell, Attorney at Law

SD Mitchell & Associates, PLC

829 Harcourt Rd., Grosse Pointe Park, Michigan 48230

Telephone: (248) 515-6035

Sharondmac2013@gmail.com

(Name, address, including zip code, and telephone number, including area code, of registrant’s attorney)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated Filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [X]

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock, par value $0.001 (2)	971,000	$0.025	(1)	$24,275	$ 3.15

(1)	Based on the last sales price on December 7, 2019
(2)	Shares of common stock currently issued and outstanding to be sold by certain Selling Security Holders (as hereinafter defined).
(3)	The fee is calculated by multiplying the aggregate offering amount by .0001298, pursuant to Section 6(b) of the Securities Act of 1933.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE (HYGGE INTEGRATED BRANDS CORP.), AS WELL AS THE SELLING SECURITY HOLDERS (DEFINED BELOW), MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

SUBJECT TO COMPLETION DATED __________________

PROSPECTUS

HYGGE INTEGRATED BRANDS CORP.

There are 971,000 shares being registered by the Selling Security Holders of the Company. The Selling Security Holders will sell their shares at a fixed price of $0.025 until such time as the common stock is listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX or OTCQB and thereafter at prevailing market prices or privately negotiated prices.  There has been no market for our securities, and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement of which this prospectus forms a part, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market, the OTC Link, LLC. We do not yet have a market maker who has agreed to file that application.

We are not a “blank check company,” and we have no plans or intentions to merge with any company, or to engage in a business combination following this offering. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" ON PAGES 7-19

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Selling Security Holders and the Company may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities, and the Selling Security Holders and the Company are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

The date of this prospectus is May 15, 2020.

PROSPECTUS SUMMARY

 The following summary highlights selected information, such as the company’s current operations and summary financial information contained in this Prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this Prospectus, including but not limited to, the risk factors beginning on page 7. In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements.”

References in this Prospectus to “Hygge Integrated Brands Corp”, “Hygge Hound” “Hygge IBC”, “Company”, “we”, “our”, or “us” refer to Hygge Integrated Brands Corp. and its subsidiary unless otherwise indicated or the context otherwise requires.

Forward-Looking Statements

In addition to historical information, this prospectus contains forward-looking statements. The words "forecast", "eliminate", "project", "intend", "expect", "should", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Our Company

Hygge Integrated Brands Corp., a Nevada corporation, was formed under the laws of the State of Nevada on February 15, 2018.  Hygge Integrated Brands Corp., operating as Hygge Hound, is a contemporary lifestyle brand for pet owners that embodies true Scandinavian minimalism combined with practical functionality. Our products, made with pets, humans and homes in mind, focuses on natural materials and clean, simple, minimalist design for pets. Hygge Hound intends to expand production of a range of dog products, including dog beds and grooming products, which embody the hygge philosophy - living in comfort, happiness and in complete absence of stress and nuisance. Currently we offer through our website www.myhyggehound.com hypoallergenic pet shampoo and premium dog beds. Our pet shampoo is manufactured in the United States and dog beds are manufactured in Canada.

On May 4, 2018, the Company formed a wholly owned subsidiary, Hygge Integrated Brands Corp. (Canada), an Ontario, Canada Corporation (“HIBC CAD”).

We are a development stage company with a limited operating history, operations and revenues and we will need to raise capital to implement our planned operations. Accordingly, for the foreseeable future, we will continue to be dependent on revenues from operations and additional financing in order to maintain our operations and continue with our corporate activities.

This offering and any investment in our common stock involves a high degree of risk.  If our future revenues are not sufficient to cover our operating costs, we may be obliged to cease business operations due to lack of funds. To date, we have relied upon sales of our securities in unregistered private placement transactions and cash advances from our officer and director to fund our operations.

There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing for us to fund our planned business activities. We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Our sole director owns 1,500,000 (60.70%) of the 2,471,000 outstanding shares of our common stock as of the date of this offering. Accordingly, she will have significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all, or substantially all, of our assets.

Our principal executive office is located at 1 Yonge St., Unit 1801, Toronto, Ontario, Canada M5E 1W7 and our telephone number is (416) 214-3656. Our primary website address is www.myhyggehound.com. The information on, or that can be accessed through this website, is not part of this prospectus.

THE OFFERING

The Issuer	Hygge Integrated Brands Corp.
Securities Being Offered	Up to 971,000 shares of common stock.
Initial Offering Price

The existing shareholders will sell up to 971,000 shares at a price of $0.025 per share until our shares are quoted on the OTC Bulletin Board, OTCQX or OTCQB, and thereafter at prevailing market prices, or privately negotiated prices.  We determined this offering price based upon the price of the last sale of our common stock to investors.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.
Termination of the Offering

The offering will conclude when all of the 971,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Number of Shares Outstanding Before the Offering	There are currently 2,471,000 shares of Common Stock issued and outstanding as of the date of this Prospectus: 1,500,000 are held by our President and Director, Elena Krioukova.
Registration Costs	We estimate our total costs relating to the registration herein shall be approximately $12,503, which amount shall be borne by the Company.
Net Proceeds to the Company	The Company will not receive any proceeds from the selling shareholders.
Risk Factors

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section herein and the other information contained in this prospectus before making an investment decision regarding our Common Stock. See Risk Factors beginning on page 7.

There are 971,000 shares being registered by the Selling Security Holders of the Company. The 971,000 shares being registered in the offering were purchased from the Company by twenty-seven private individuals at $0.025 per share.  The Selling Security Holders will sell their shares at a fixed price of $0.025 per share until such time as the common stock is listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX or OTCQB, and thereafter at prevailing market prices or privately negotiated prices. There has been no market for our securities, and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement of which this prospectus forms a part, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market, the OTC Link, LLC. We do not yet have a market maker who has agreed to file that application. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered, and any profits realized, or commissions received may be deemed “underwriting compensation.”

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to our Business and Industry

We lack an operating history. There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were formed on February 15, 2018 and begun operations during the period ended May 31, 2018.  We have a limited operating history upon which an evaluation of our future success or failure can be made.  Based on current plans, we expect to generate revenue from sales of our products through our website. However, our revenues may not be sufficient to cover our operating costs.  We cannot guarantee that we will be successful in generating significant revenues in the future.  Failure to achieve a sustainable sales level will cause us to go out of business.

Hygge Integrated Brands Corp. is an “emerging growth company” under the Jumpstart Our Business Startups Act. We cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

Hygge Integrated Brands Corp. is and will remain an "emerging growth company" until the earliest to occur of (a) the last day of the fiscal year during which its total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (b) the last day of the fiscal year following the fifth anniversary of its initial public offering, (c) the date on which Hygge IBC has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (d) the date on which Hygge IBC is deemed a "large accelerated filer" (with at least $700 million in public float) under the Securities and Exchange Act of 1934.

For so long as Hygge IBC remains an "emerging growth company" as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. Hygge IBC cannot predict if investors will consider its shares of common stock less attractive because our reliance on some or all of these exemptions. If some investors find Hygge IBC's shares of common stock less attractive as a result, the trading market for its shares of common stock may be less active, and its stock price may be more volatile.

If Hygge IBC avails itself of certain exemptions from various reporting requirements, its reduced disclosure may make it more difficult for investors and securities analysts to evaluate Hygge IBC and may result in less investor confidence.

The JOBS Act is intended to reduce the regulatory burden on "emerging growth companies". Hygge IBC meets the definition of an "emerging growth company" and so long as it qualifies as an "emerging growth company," it will not be required to:

· have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

· comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

 · submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

· disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, Hygge IBC is choosing to opt out of such extended transition period, and as a result, Hygge IBC will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that its decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.

In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, we will be required to provide additional disclosure in our SEC filings.  However, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

If we encounter unforeseen difficulties with our business or operations in the future that require us to obtain additional working capital, and we cannot obtain additional working capital on favorable terms, or at all, our business may suffer.

To date, we have relied primarily upon cash from the private sale of equity securities and cash advances from our officer and director. We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated.  As a result, we may be required to obtain additional working capital in the future through bank credit facilities, public or private debt or equity financings, or otherwise.  We have not identified other sources for additional funding and cannot be certain that additional funding will be available on acceptable terms, or at all.  If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.  Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which could significantly harm the business and development of operations.

 Because our independent auditors have expressed doubt as to our ability to continue as a “going concern,” as reported in their report on our financial statements, our ability to raise capital may be severely hampered. Similarly, our ability to borrow any such capital may be more expensive and difficult to obtain until this “going concern” uncertainty is resolved.

We face intense competition in our industry. If we are unable to compete successfully, our business will be seriously harmed.

The pet products industry is highly competitive and has low barriers to entry. Our competitors vary in size and in the variety of products they offer. Many of our current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and greater name and brand recognition than we have. As a result, these competitors may have greater credibility with both existing and potential customers. These competitors may be able to adapt more quickly to new or emerging pet products trends and innovations and changes in customer requirements. They also may be able to offer more products and more aggressively promote and sell their products. Our competitors may also be able to support more aggressive pricing than we will be able to, which could adversely affect sales, cause us to decrease our prices to remain competitive, or otherwise reduce the overall gross profit earned on our products.

The growth of our business depends on our ability to accurately predict consumer trends, successfully introduce new products and improve existing products.

Our growth depends, in part, on our ability to successfully introduce new products and improve and reposition our existing products to meet the requirements of our customers and the needs of their pets. This, in turn, depends on our ability to predict and respond to evolving consumer trends, demands and preferences. The development and introduction of innovative new products involves considerable costs. In addition, it may be difficult to establish new supplier relationships and determine appropriate product selection when developing a new product. Any new product may not generate sufficient customer interest and sales to become a profitable product or to cover the costs of its development and promotion and, as a result, may reduce our operating income. In addition, any such unsuccessful efforts may adversely affect our brand and reputation. If we are unable to anticipate, identify, develop or market products that respond to changes in requirements and preferences, or if our new product introductions, or new offerings fail to gain consumer acceptance, we may be unable to grow our business as anticipated, our sales may decline and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

There may be decreased spending on pets in a challenging economic climate.

The United States and other countries have experienced and continue to experience challenging economic conditions. Our business, financial condition and results of operations may be materially adversely affected by a challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending. In addition, a slow-down in the general economy or a shift in consumer preferences to less expensive products may result in reduced demand for our products, which may affect our profitability. The keeping of pets and the purchase of pet-related products may constitute discretionary spending for some of our consumers and any material decline in the amount of consumer discretionary spending may reduce overall levels of pet ownership or spending on pets. As a result, a challenging economic climate may cause a decline in demand for our products, which could be disproportionate as compared to competing pet brands. If economic conditions result in decreased spending on pets and have a negative impact on our suppliers or distributors, our business, financial condition and results of operations may be materially adversely affected.

Our business could be adversely affected by the effects of health epidemics, including the recent COVID-19 outbreak, in regions where we, or third parties on which we rely have distribution centers, concentrations of suppliers and sales and marketing teams or other business operations. The COVID-19 pandemic could materially affect our operations in North America, as well as the business or operations of our pet grooming products manufacturers, contractors, customers and other third parties with whom we conduct business.

Our business could be adversely affected by health epidemics in regions where we have operations. Such health epidemics could also affect the business or operations of our third party products manufacturers, contractors, customers and other third parties with whom we conduct business.

The effects of the public health directives and orders, may negatively impact our productivity, disrupt our business and delay our timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.

These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition. In addition, quarantines, stay-at-home, executive and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, could impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which would disrupt our supply chain.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, it has significantly disrupted global financial markets, and may limit our ability to generate revenues, or access capital, which could in the future negatively affect our liquidity and our operations and will cause us to go out of business.

Our third-party contract manufacturers may breach our manufacturing agreements, most of which are not exclusive such that these manufacturers could produce similar products for our competitors.

We have contracts with our manufacturers who fulfill our purchase orders. Our manufacturers may breach these agreements and we may not be able to enforce our rights under these agreements or may incur significant costs attempting to do so. As a result, we cannot predict with certainty our ability to obtain products in adequate quantities, of required quality and at acceptable prices from our third-party contract manufacturers in the future. Any one of these risks could harm our ability to deliver our products on time, or at all, damage our reputation and our relationships with our retail partners and customers, and increase our product costs thereby reducing our margins.

In addition, most of our arrangements with our manufacturers are not exclusive. As a result, certain of our manufacturers could produce similar products for our competitors. Our competitors could enter into restrictive or exclusive arrangements with our manufacturers that could impair or eliminate our access to manufacturing capacity. Our manufacturers could also be acquired by our competitors, and may become our direct competitors, thus limiting or eliminating our access to manufacturing capacity.

We May be Adversely Affected by Labour Disruptions

Our business depends on our ability to source and distribute products in a timely manner. Labour disputes at factories, shipping ports, transportation carriers, or distribution centres create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes, or other disruptions during our peak manufacturing and importing seasons, and may have a material adverse effect on our business, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation, and reduced revenues and earnings.

Our Advance Purchases of Products May Result in Excess Inventories

To minimize our purchasing costs, the time necessary to fill customer orders and the risk of non-delivery, we place orders for our products with manufacturers prior to receiving all of our customers’ orders and we maintain an inventory of various products that we anticipate will be in greater demand.

We may not be able to sell the products we have ordered from manufacturers or that we have in our inventory. We allow our customers to return products or offer refunds, subject to our return and refunds policy. Inventory levels in excess of customer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which may have a material adverse effect on our results of operations and financial condition.

We May be Adversely Affected by Currency Exchange Rate Fluctuations

Our products are manufactured in the USA and Canada. Although, we generally purchase raw materials and pay for products manufactured by the third party manufacturers in U.S. dollars, the cost of these products may be affected by changes in the value of the relevant currencies.

Price increases caused by currency exchange rate fluctuations may make our products less competitive or have an adverse effect on our margins. Our international revenues and expenses are generally derived from sales and operations in U.S. and foreign currencies, and these revenues and expenses may be materially affected by currency fluctuations, including amounts recorded in foreign currencies and translated into U.S. dollars for financial reporting. Currency exchange rate fluctuations may also disrupt the business of the independent manufacturers that produce our products by making their purchases of raw materials more expensive and more difficult to finance. As a result, foreign currency fluctuations may have a material adverse effect on our results of operations and financial condition.

We are subject to risks related to online payment methods.

We currently use a payments service provider to accept credit card and debit card payments for purchases through our website. In addition, we accept payments through PayPal. As a result, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. In the future, as we offer new payment options to consumers, including by way of integrating emerging mobile and other payment methods, we may be subject to additional transaction fees charged by payment service providers and other regulations, compliance requirements and fraud. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card payments from consumers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition, and results of operations could be materially and adversely affected.

Under current credit and debit card practices, we may be liable for fraudulent transactions. As a result, we may suffer losses as a result of orders placed with fraudulent data even if the associated financial institution approved payment of the orders. If we are unable to detect or control credit and debit card fraud, our liability for these transactions could harm our business, financial condition, and results of operations.

We depend on key personnel.

The Company’s success depends substantially on the performance of its CEO and key employee, Elena Krioukova.  Given the Company’s relatively early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes that it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to develop, manufacture, market, sell, and enhance its products.

On January 1, 2020, we have entered into a management consultant agreement with Elena Krioukova, our President and CEO. The term of the agreement is two years and either party can terminate it unilaterally with 60 days’ notice. If our CEO chooses to terminate her agreement, or if she is unable to perform her duties, and we are unable to retain replacement qualified individuals, this could have an adverse effect on our business operations, financial condition and operating results.

Because our director owns 60.7% of our outstanding common stock, she will make and control corporate decisions that may be disadvantageous to minority shareholders.

Our director owns approximately 60.7% of the outstanding shares of our common stock.  Accordingly, she will have significant influence in determining the  outcome  of  all  corporate  transactions  or other  matters,  including  the election  of  directors,  mergers, consolidations and the sale of all or  substantially all of our assets, and also the  power to prevent or cause a change in control. The interests of this individual may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We do not have a majority of independent directors on our Board and the Company has not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address the board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these other corporate governance measures and since our securities are not yet listed on a national securities exchange, we are not required to do so.

Our Board of Directors is comprised of one individual, who is also our executive officer. As a result, we do not have independent directors on our Board of Directors.

We have not adopted corporate governance measures such as an audit or other independent committee of our board of directors, as we presently do not have independent directors on our board. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committee of our board of directors. It is possible that if our Board of Directors included independent directors and if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurance that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.

For example, at present in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages or employment contracts to our senior officers are made by a majority of directors who have an interest in the outcome of the matters being decided. However, as a general rule, the board of directors, in making its decisions, determines first that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. The company executes the transaction between executive officers and the company once it is approved by the Board of Directors.

Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

U.S. investors may experience difficulties in attempting to effect a service of process and enforce judgments based upon U.S. Federal Securities Laws against the company and its non U.S. resident officers and directors.

We are a Nevada corporation and, as such, are subject to the jurisdiction of the State of Nevada and the United States courts for purposes of any lawsuit, action or proceeding by investors herein.  An investor would have the ability to effect service of process in any action on the company within the United States.  However, since Mrs. Krioukova, our officer and director, resides outside the United States, substantially all or a portion of her assets are located outside the United States.  As a result, it may not be possible for investors to:

•	effect service of process within the United States against your non-U.S. resident officers or directors;
•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against any of the above referenced foreign persons in the United States;
•	enforce in foreign courts U.S. court judgments based on the civil liability provisions of the U.S. federal securities laws against the above foreign persons; and
•	bring an original action in foreign courts to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons.

None of the members of our Board of Directors are considered audit committee financial experts. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Members of our Board of Directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions. Finally, we have not established an Audit Committee of our Board of Directors.

We are a development stage company with limited resources.

We are a development stage company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel.

If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

The Company is subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, which does not require a company to file all the same reports and information as fully reporting company.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company, but only subject to the reporting obligations imposed by Section 15(d) of the Securities Exchange Act of 1934.

Pursuant to Section 15(d), we will be required to file periodic reports with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, once this registration statement is declared effective, including the annual report on Form 10-K for the fiscal year during which the registration statement is declared effective. That filing obligation will generally apply even if our reporting obligations have been suspended automatically under section 15(d) of the Exchange Act prior to the due date for the Form 10-K.

After that fiscal year and provided the Company has less than 300 shareholders, the Company is not required to file these reports. If the reports are not filed, the investors will have reduced visibility as to the Company and its financial condition.

 We will not be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until the end of the second fiscal year reported upon in our second annual report on form 10-K.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Financial Industry Regulatory Authority (“FINRA”) and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These costs could affect profitability and our results of operations.

We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. We will not be required to conduct the evaluation of effectiveness of our internal controls until the end of the fiscal year reported upon in our second annual report on Form 10-K.

Because we are a smaller reporting company, we are not required to obtain the auditor attestation of management’s evaluation of internal controls over financial reporting.

In addition, because we are a smaller reporting company, we are not required to obtain the auditor attestation of management’s evaluation of internal controls over financial reporting. If we obtain and disclose such reports we could continue doing so at our discretion so long as we remain a smaller reporting company.

This process of internal control evaluation and attestation may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results, which could adversely affect our ability to comply with our periodic reporting obligations under the Exchange Act.

Risks Related to our Common Stock and this Offering

Your shares could be diluted by any future issuance of capital stock and derivative securities.

As of May 15, 2020, we had 2,471,000 shares of common stock outstanding and no shares of preferred stock outstanding.  We are authorized to issue up to 75,000,000 shares of common stock and no shares of preferred stock.

To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient.  The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend.  Because we do not intend to declare dividends, any gain on an investment in Hygge Integrated Brands Corp. will need to come through appreciation of the stock’s price.

There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock.  We have not taken any steps to enable our common stock to be quoted on an inter-dealer quotation system such as the OTC Markets or the Nasdaq OMX, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.  Neither we nor our selling stockholders have engaged an underwriter for this Offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities.  A trading market may not develop in the future, and if one does develop, it may not be sustained.  If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history.

Even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.

Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.  The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

-           variations in our quarterly operating results;

-           price competition or pricing changes by us or our competitors;

-           disease outbreaks, or labor strikes that disrupt our production supply chain;

-           new products offerings or other actions by our competitors;

-           our announcements of the acquisition of assets and achievement of milestones, or the inability to so acquire assets or achieve milestones;

-           additions or departures of key personnel;

-           loss of a major customer, partner or joint venture participant;

-           changes in financial estimates by securities analysts, if any; and

-           fluctuations in stock market price and volume.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

If our common stock is accepted for quotation on the OTC Bulletin Board or OTC Link, the application of the “Penny Stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.  The Securities and Exchange Commission has adopted Rule 3A51-1, which establishes the definition of a “Penny Stock,” for the purposes relevant to us, as any equity security that has market price of less than $5.00 per share or within an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15G-9 requires:

      -   that a broker or dealer approve a person's account for transactions in penny stocks; and

      -   the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

 In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      -   obtain financial information and investment experience objectives of the person; and

      -   make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

     -  sets forth the basis on which the broker or dealer made the suitability determination; and

     -  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the currently outstanding shares of our Common Stock are ‘‘restricted securities’’ within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the exemptions to registration afforded by Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws.

Rule 144 provisions.

As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days, or a 10% or more holder of the issued and outstanding shares) after the restricted securities have been held by the owner for a period of six months to one year. Out of all 2,471,000 shares of our Common Stock currently outstanding 971,000 shares of Common Stock have been held for less than six months. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

An officer director, or a person holding 10% or more of the issued and outstanding shares, may not sell more than 1% of the issued and outstanding shares of Common Stock, and must first hold their shares for at least one year.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares by the Selling Security Holders.

DETERMINATION OF OFFERING PRICE

The only shares being registered are those by the Selling Security Holders. The Selling Security Holders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the OTC Bulletin Board or another quotation board (such as the OTCQB). We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 2,471,000 shares of common stock since the Company’s inception on February 15, 2018, all of which are restricted shares. As of May 15, 2020, we had no outstanding shares of preferred stock, options, warrants, notes payable convertible into capital stock, or other securities that are convertible into shares of common stock.

Holders

As of May 15, 2020, there were 2,471,000 shares of our common stock issued and outstanding that are held by 27 stockholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Two persons present and being, or representing by proxy, shareholders are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our manufacturing, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

Not applicable. The shares registered under this registration statement are being offered and registered on behalf of the existing shareholders.

SELLING SECURITY HOLDERS

We are registering 971,000 shares for existing security holders (the “Selling Security Holders”). The Selling Security Holders named in this prospectus are offering all of the 971,000 shares of common stock offered through this prospectus.  These shares were acquired from us in a private placement that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on December 10, 2019.

The following table sets forth the shares beneficially owned, as of May 15, 2020, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security.

The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Name of Selling Security Holder	Shares Owned by Selling Security Holder Prior to This Offering	Total Number of Shares Offered by Selling Security Holder	Total Number of Shares Owned Upon Completion of This Offering	Percent Owned Upon Completion of This Offering

Valeriy Lyakutin	40,000	40,000	-	-
Natalya Gubina	35,000	35,000	-	-
Oleg Kalinin	35,000	35,000	-	-
Natalya Uvarova	35,000	35,000	-	-
Lyudmila Karavaeva	40,000	40,000	-	-
Ekaterina Ermakova	35,000	35,000	-	-
Aleksandr Gazizov	35,000	35,000	-	-
Andrey Samuylov	35,000	35,000	-	-
Marina Samuylova	35,000	35,000	-	-
Sergey Ermakov	35,000	35,000	-	-
Viktor Filatov	40,000	40,000	-	-
Darya Filatova	35,000	35,000	-	-
Ramziya Minnegalieva	35,000	35,000	-	-
Natalya Ermakova	35,000	35,000	-	-

Name of Selling Security Holder	Shares Owned by Selling Security Holder Prior to This Offering	Total Number of Shares Offered by Selling Security Holder	Total Number of Shares Owned Upon Completion of This Offering	Percent Owned Upon Completion of This Offering
Vladimir Ermakov	35,000	35,000	-	-
Viktor Kryukov	40,000	40,000	-	-
Andrei Valasovich	35,000	35,000	-	-
Elena Mayorova	35,000	35,000	-	-
Anastasiya Atyanina	35,000	35,000	-	-
Saniya Staselko	35,000	35,000	-	-
Elena Pridatchenko	40,000	40,000	-	-
Ulyana Belova	35,000	35,000	-	-
Sergey Ermohin	30,000	30,000	-	-
Vladislav Ovchinnikov	32,000	32,000	-	-
Viktoriya Ermoshkina	37,000	37,000	-	-
Roman Gorbachev	40,000	40,000	-	-
Aleksandr Gening	37,000	37,000	-	-

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

None of the selling shareholders:

    (1)  has had a material relationship with us other than as a shareholder at any time within the past three years; or

    (2)  has ever been one of our officers or directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 6 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

Hygge Integrated Brands Corp., a Nevada corporation, (the “Company”) was formed under the laws of the State of Nevada on February 15, 2018.  Hygge Integrated Brands Corp., operating as Hygge Hound, is a contemporary lifestyle brand for pet owners that embodies true Scandinavian minimalism combined with practical functionality. Our products, made with pets, humans, and homes in mind, focuses on natural materials and clean, simple, minimalist design for pets.

Business development milestones

Since inception on February 15, 2018 to the date of this Registration Statement, we have achieved the following milestones in our business development:

i)      We created a brand identity to market our products. In particular, we developed our logo, packaging for our hypoallergenic and calming shampoos, design and labelling for our dog beds.

ii)       On May 4, 2018, the Company formed a wholly owned subsidiary, Hygge Integrated Brands

Corp. (Canada), an Ontario Corporation. We formed the subsidiary to facilitate manufacturing of Hygge-designed dog beds in Canada. The subsidiary’s manufacturer identification number assigned by the Competition Bureau of Canada is CA64388.

iii)       We filed a “Hygge Hound” trademark with the United States Patent and Trademark Office for Goods and Services including non-medicated grooming preparations for pets, namely, shampoos, conditioners, and pet skin moisturizers; non-medicated deodorant sprays and deodorants for pets; non-medicated roll-on skin treatments for pets to moisturize the skin, and pet cushions; beds for household pets; pillows for household pets; and portable beds for pets. We plan to utilize the trademark to market pet products that inspire pet owners to express their personal style in the spaces and environments they share with their pets. The serial number for the application is 88754616. The application is under review and there is no guarantee that it will be registered.

iv)       We developed and launched the website www.myhyggehound.com which incorporates an e-commerce platform for selling our products online.

v)        We identified and entered into an agreement with a manufacturing contractor for our dog shampoo located in Montana, USA. As per the agreement entered into in February 2020, the manufacturer produced the first order of hypoallergenic dog shampoo which was shipped to us in April 2020. We started selling Hygge Hound dog shampoo in April 2020 and currently sell this product on our website www.myhyggehound.com.

vi)       We established manufacturing operations in Canada to produce dog beds. The subsidiary sources raw materials and employs seamstresses on a contract basis. The contractors work from their own premises and with their own equipment. We started selling dog beds in April 2020 through our website www.myhyggehound.com. Currently, we sell dog beds in 12 SKUs, comprised of four colors and three sizes.

During the year ended May 31, 2019 and the period from February 15, 2018 to May 31, 2018 we spent $35,000 on research, brand development, marketing and website development. The funds were provided by the Company’s C.E.O.

Currently, we sell hypoallergenic pet shampoo and premium dog beds through our website www.myhyggehound.com. Hygge Hound intends to expand production to include a range of dog products, including dog beds and grooming products that embody the hygge philosophy - living in comfort, happiness and in complete absence of stress and nuisance.

Plan of Operation

During the next twelve months, the Company plans to expand our line of pet grooming products and pet accessories and begin selling them on our website and on several e-commerce platforms such as Amazon and Google Shopping. In addition, we plan to expand our client base by contacting pet supplies distributors and independent pet store owners.

In addition to our hypoallergenic pet shampoo, currently available for purchase through our website (www.myhyggehound.com), we plan to introduce a new variety of shampoo for calming canine and feline skin, which is currently under development. We will continue working with our US based contract manufacturer on production of our new pet grooming products.

During the next twelve months, we plan to introduce new designs of our dog beds by implementing new materials and styles. We will decide on the design and materials to be used for the new beds based on our customers’ feedbacks and reviews collected within six months after introduction of our current design.

We intend to introduce additional products to our line of pet accessories to be sold online through our website and e-commerce merchant accounts, such as collars, harnesses, leashes and pet clothing. We do not plan to manufacture these additional products and will engage third party manufacturers based in US and Canada. As of the date of this registration statement, we have not determined the third party manufacturers for our additional pet accessories products.

The development, introduction and expansion of the new line of products involves considerable costs. In addition, it may be difficult to establish new supplier relationships and determine appropriate product selection when developing new product lines. Any new products we introduce may not generate sufficient customer interest and sales to become a profitable product or to cover the costs of its development and promotion. As a result, launching new products may reduce our operating income and results of operations may be materially and adversely affected.

The following table represents our approximate expenditures for the next twelve months:

Expense	Cost
Accounting and audit fee	$11,500
SEC filing	500
Inventory purchases (dog shampoo)	2,500
Raw material purchases (dog beds)	1,000
Marketing	600
Office and storage rent	2,000
Total:	$17,100

 We will require $12,000 for the next twelve month for accounting, audit and filing fees to fulfil our obligations for periodic reporting under the federal securities law.

As of February 29, 2020 we had $18,645 in cash, $1,249 in inventory (raw materials) and $1,650 in prepaid expenses. We started generating revenues from sales of our products in April of 2020.

Currently we have sufficient funds to cover ongoing operating expenses, to place an order for additional inventory of our pet shampoo and to cover purchasing of raw materials and labor costs to manufacture additional batch of dog beds when necessary. We will monitor our sales to determine the needs for additional products to be available for sale.

In the future, in addition to revenue from sales of our products and equity financing, we may rely on loans from our directors and officers to continue our operations; however, there are no assurances that our directors will provide us with any additional funds.  The Company’s C.E.O. provided $34,839 for operating capital to date. Currently, we do not have any arrangements for additional financing.  If we are not able to obtain needed financing and generate sufficient revenue from operations, we may have to cease operations.

Results of Operations

Results of operations for the nine -month periods ended February 29, 2020 and February 28, 2019.

Revenue

We started generating revenues from selling our products online subsequent to February 29, 2020. Since inception through the period ended February 29, 2020, we did not generate any revenue. The Company has been in the process of brand development, product design and establishing relationships with the third party pet grooming products manufacturing, designing and sourcing raw materials and establishing labor force for production of the pet beds.

Operating Income (Loss)

During the nine months ended February 29, 2020 and February 28, 2019, we had operating expenses of $18,355 and $29,293, respectively.  This loss was due primarily to the brand development, product development, website development, professional fees, travel and administrative expenses incurred.

Net loss

We reported a net loss of $19,061 and $30,037 for the nine months ended February 29, 2020 and February 28, 2019, respectively.

Working Capital

	As of	As of
	February 29,	May 31,
	2020	2019

Total current assets	$21,544	$698
Total current liabilities	(54,148)	(38,040)
Working capital (deficiency)	$(32,604)	$(37,342)

We anticipate generating losses and, therefore, may be unable to continue operations in the future. We started generating revenues in the fourth quarter of our fiscal 2020. However, our revenues may not be sufficient to cover our operating costs.  We cannot guarantee that we will be successful in generating significant revenues in the future.  Failure to achieve a sustainable sales level will cause us to go out of business.

Going Concern

As reflected in the accompanying financial statements as of February 29, 2020, the Company had not commenced generating revenues during the period ended February 29, 2020 and had an accumulated deficit of $57,760 and $38,699 as of February 29, 2020 and May 31, 2019, respectively. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

If we are not successful in generating sales and introducing new products to the market, maintaining profitability and positive cash flows, additional capital may be required to maintain ongoing operations. We have explored, and are continuing to explore, options to provide additional financing to fund future operations, as well as other possible courses of action. Such actions include, but are not limited to, securing lines of credit, sales of debt or equity securities (which may result in dilution to existing shareholders), loans and cash advances from our directors or other third parties, and other similar actions. There can be no assurance that we will be able to obtain additional funding (if needed), on acceptable terms or at all, through a sale of our common stock, loans from financial institutions, our directors, or other third parties, or any of the actions discussed above. If we cannot sustain profitable operations, and additional capital is unavailable, lack of liquidity could have a material adverse effect on our business viability, financial position, results of operations and cash flows.

Liquidity and Capital Resources

The table below, for the period indicated, provides selected cash flow information:

	For the Nine Months Ended February 29, 2020	For the Nine Months Ended February 28, 2019

Net cash used by operating activities	$(5,171)	$(11,170)
Cash used in investing activities	-	-
Cash provided by financing activities	24,275	9,027
Effects of exchange rate on cash	(476)	(83)
Net increase (decrease) in cash	$18,628	$(2,226)

 Cash Flows from Operating Activities

Our cash used by operating activities as of February 29, 2020 of $5,171 (February 28, 2019: $11,170) is a net result of net losses of $19,061 and $30,037 for the nine months ended February 29, 2020 and February 28, 2019, respectively  and changes in our current assets and liabilities.

Cash flows resulting from changes in assets and liabilities for the nine-month period ended February 29, 2020, include an increase in the manufacturing supplies inventory of $1,249, the increase in prepaid expenses of $969, the increase in accounts payable and accrued liabilities of $668, the increase in accounts payable due to related party of $14,653 and in interest on cash advances from related party of $787.

During the nine months ended February 29, 2020, the company has acquired manufacturing supplies for production of the dog beds. The increase in inventory represents costs of these supplies as of the end of the nine-month period.

The increase in prepaid expenses was due to our prepaid office rent, website hosting, accounting fees, contract labor and sales tax input tax credits. The increase in the sales tax credits was due to the payments of the sales tax on the inventory items. This portion of the input tax credit will be offset by the sales taxes related to the sale of our products.

The increase in accounts payable is a net result of operating expenses incurred during the quarter and payments made by the company to its vendors during the same period. The increase in the amounts due to related party was due to expenses incurred on behalf of the Company and accrued interest on cash advances from the Company’s officer and director.

Cash Flows from Investing Activities

We did not generate or use any cash in our investing activities during the nine-month periods ended February 29, 2020 and February 28, 2019.

Cash Flows from Financing Activities

We have generated $24,275 and $9,027 from financing activities during the nine months ended February 29, 2020 and February 28, 2019, respectively.

During November and December 2019, the Company issued 971,000 shares of common stock at $0.025 per share for total proceeds of $24,275.

During the nine months ended February 28, 2019, the Company sold 1,500,000 shares of its common stock at par to its director for $1,500 in cash and received $7,527 in cash advances from its officer and director.

Results of operations for the years ended May 31, 2019 and 2018.

Revenue

We started generating revenues from selling our products in the fourth quarter of our fiscal 2020. Since inception through the year ended May 31, 2019, we did not generate any revenue. The Company has been in the process of brand development, product design and establishing relationships with the third party pet grooming products manufacturing, designing and sourcing raw materials and establishing labor force for production of the pet beds.

Operating Income (Loss)

During the year ended May 31, 2019 and period from inception through May 31, 2018, we had operating expenses of $29,955 and $8,193, respectively.  This was due primarily to the advertising and marketing, research and development, website development and general and administrative expenses incurred.

Net loss

We reported a net loss of $30,372 and $8,327 for the year ended May 31, 2019 and for the period from inception (February 15, 2018) through May 31, 2018, respectively.

Working Capital

	As of	As of
	May 31,	May 31,
	2019	2018

Total current assets	$698	$21,249
Total current liabilities	(38,040)	(29,606)
Working capital (deficiency)	$(37,342)	$(8,357)

We anticipate generating losses and, therefore, may be unable to continue operations in the future. We started generating revenues in the fourth quarter of our fiscal 2020. However, our revenues may not be sufficient to cover our operating costs.  We cannot guarantee that we will be successful in generating significant revenues in the future.  Failure to achieve a sustainable sales level will cause us to go out of business.

Going Concern

As reflected in the accompanying financial statements as of May 31, 2019, the Company had not commenced generating revenues during the year ended May 31, 2019 and 2018 and had an accumulated deficit of $38,699 and $8,327 as of May 31, 2019 and 2018, respectively. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Liquidity and Capital Resources

The table below, for the period indicated, provides selected cash flow information:

	For the Year Ended May 31, 2019	For the Period from Inception (February 15, 2018) Through May 31, 2018

Net cash used by operating activities	$(11,147)	$(25,032)
Cash used in investing activities	-	-
Cash provided by financing activities	9,027	27,312
Effects of exchange rates on cash	(112)	(31)
Net increase (decrease) in cash	$(2,232)	$2,249

 Cash Flows from Operating Activities

Our cash used by operating activities as of May 31, 2019 of $11,147 (May 31, 2018: $25,032) is a net result of a net loss of $30,372 and $8,327 for the year ended May 31, 2019 and for the period from February 15, 2018 (Inception) through May 31,2018, respectively  and changes in our current assets and liabilities.

Cash flows resulting from changes in assets and liabilities for the year ended May 31, 2019, include a decrease in prepaid expenses of $18,319, the increase in interest on cash advances from our officer and director of $1,007 and a decrease in accounts payable and accrued liabilities of $101. The decrease in prepaid expenses is net result of our payments for brand identity, website and packaging development. The increase in the amounts due to related party was due to accrued interest on cash advances from the Company’s officer and director. The decrease in accounts payable was due to re-payment of a portion of current liabilities during the year.

Cash flows resulting from changes in assets and liabilities for the period from February 15, 2018 (Inception) through May 31, 2018, include an increase in prepaid expenses of $19,000, the increase in accounts payable and accrued liabilities of $537, the increase in amounts due to related party of $1,624 and in interest on cash advances from related party of $134. The increase in prepaid expenses was due to our retainer payment for brand identity, website and packaging development.

The increase in accounts payable and accrued liabilities is a net result of operating expenses incurred during the quarter and payments made by the company to its vendors during the same period. The increase in the amounts due to related party was due to incorporation costs and expenses incurred by our officer on behalf of the Company.

Cash Flows from Investing Activities

We did not generate or use any cash in our investing activities during the year ended May 31, 2019 and the period from February 15, 2018 (Inception) through May 31, 2018.

Cash Flows from Financing Activities

We received $9,027 and $27,312 from financing activities during the year ended May 31, 2019, and the period from February 15, 2018 (Inception) through May 31, 2018, respectively.

The Company’s officer and director subscribed for 1,000 shares at $0.001 per share upon incorporation on February 15, 2018. In September 2018, the Company sold 1,500,000 shares of its common stock at par to its director for $1,500 in cash. At the same time, the Company cancelled a subscription agreement for 1,000 common shares subscribed for by the Company’s director upon formation of the Company.

During the year ended May 31, 2019 and the period from February 15, 2018 (Inception) through May 31, 2018 the President of the Company provided loans of $9,842 and $27,312 respectively. The loans are payable on demand, unsecured, and bear interest at 3.0% per annum. As at May 31, 2019 and 2018, the Company incurred $1,141 and $134 respectively in interest expense related to these loans.

As of May 31, 2019, the Company owed its officer $35,980 for loan principle and accrued interest.

We have a limited operating history upon which an evaluation of our future success or failure can be made.  We started generating revenues in the fourth quarter of our fiscal 2020. However, our revenues may not be sufficient to cover our operating costs.  We cannot guarantee that we will be successful in generating significant revenues in the future.  This is why our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such, we may have to cease operations and you could lose your investment.

Management expects to keep operating costs to a minimum until cash is available through financing or operating activities. Management plans to continue to seek, in addition to equity financing, other sources of financing (e.g. bank loan, line of credit, shareholder loan) on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.   If we are unable to generate profits sufficient to cover our operating costs or to obtain additional funds for our working capital needs, we may need to cease or curtail operations.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

Products

Hygge Integrated Brands Corp., operating as Hygge Hound, is a contemporary lifestyle brand for pet owners that embodies Scandinavian inspired minimalism combined with practical functionality. Our products, made with pets, humans and homes in mind, focuses on natural materials and clean, simple, minimalist design for pets.

Shampoo

We at Hygge Hound are true believers in less-is-more holistic approach to clean, nourished skin and coat.

Our company is committed to making pet grooming products without harmful parabens or sulfates and mineral oils. We strive to use only a few high-performance products with the right key ingredients such as real oats and aloe extracts in our shampoos and other grooming products. Currently we are working with a contract manufacturer located in Montana, USA. We have begun the production and sale of our own brand of hypoallergenic shampoo in April of 2020.

The following are material terms of our manufacturing agreement between Hygge Integrated Brands Corp (the “Buyer”) and True Brands Inc. (the “Supplier”):

Payment for products. Payment for the first order is due upon receipt. Payment term for subsequent orders is Net 30 days.

Grant of License. Buyer represents and warrants to Supplier that all trademarks, trade names, trade labels, trade dress, customer provided packaging and other intellectual property (the “Intellectual Property”) supplied by Buyer to Supplier for the Products do not infringe upon or otherwise violate the intellectual property rights of any third party. Buyer grants to Supplier a limited, non-transferrable and non-exclusive license to use the Intellectual Property and manufacture the Products during the term of this Agreement. Nothing in this Agreement shall give Supplier any right, title or interest in the Intellectual Property. In addition, Supplier shall not adopt any trademark, trade name, trade dress, labeling or packaging which is deceptively similar to or likely to cause confusion with respect to the Intellectual Property and/or the Products. The license granted by Buyer in this Agreement is non-exclusive, and Buyer will not be limited in any manner to engage in other manufacturing or distribution activities or to appointment of other manufacturers, dealers, distributors, value-added resellers, original equipment manufacturers, licensees or agents.

Shipments. Products will be delivered by Supplier to Buyer in accordance with the agreed upon terms. The Products will be suitably packaged in accordance with the agreed upon item description listed on both the Sales Order and Invoice. Buyer must have a suitable delivery location for the supplier at the date of order completion. Orders not shipped immediately will be charged a per diem storage fee of $10/pallet after 72 hours of confirmation that order is complete.

Authorized and Unauthorized Claims. Buyer will have the right, upon reasonable grounds, to market the product(s) online, in stores and any other print as they see fit. All claims made on the product label must be approved and authorized by the Supplier. All claims made by the Buyer in print and online are hereby known as the responsibility of the Buyer only. Any claims relating to these product(s) as medical, pesticidal, or edible are notably unauthorized by the Supplier.

Dog Beds

Our Hygge Hound Cushion dog bed brings together comfort, simplicity and style. We offer our beds in three sizes: small (30x20x6 inches), medium (35x25x8 inches) and large (40x32x8 inches). Our beds are handcrafted and manufactured in Toronto, Canada, with tough and durable cotton canvas that has a tight weave to withstand puppy scratching. The dog bed has a hidden zipper in the back, allowing the owner to remove the cover for washing.  Both the covers and inner pillows are all machine washable and can be put in the dryer.

We only use cotton for our bed covers, as well as for the inner pillows. Cotton is better for your dog because it is breathable, non-allergenic, and is ideal for those with sensitive skin. We also offer replacement parts for our beds.  We stuff our dog beds by hand with down alternative microfiber fill used in high quality human bedding. Our synthetic down is 100% hypoallergenic white polyester microfiber that looks and feel just like real goose down feather fill, but cruelty and allergen free.

 Key Features:

  Super soft internal cushion, generously hand stuffed with down alternative used in human bedding. Our synthetic down fill is mold and mildew resistant and 100% hypoallergenic;
  High quality, 100% USA made, cotton canvas cover and unbleached 100% cotton inner pillow cover;
  Cover and inner pillow are machine washable and dryable;
  Contemporary minimalistic design without compromising on your home decor.

Our dog beds are manufactured by our Canadian wholly owned subsidiary in Toronto, Canada. The subsidiary’s manufacturer identification number assigned by the Competition Bureau of Canada is CA64388. The subsidiary sources raw materials and employs seamstresses on a contract basis. The contractors work from their own premises and with their own equipment. We have a verbal agreement with our seamstresses to manufacture our dog beds and pay for the finished products upon completion based on the number of units produced. The raw material and finished goods inventories are kept in a rented climate controlled storage facility in Toronto.

Government Regulation

Our business is subject to foreign and domestic laws and regulations applicable to companies conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. Related laws may govern the manner in which we store or transfer sensitive information, or impose obligations on us in the event of a security breach or an inadvertent disclosure of such information.

International jurisdictions impose different, and sometimes more stringent, consumer and privacy protections. Additionally, tax regulations in jurisdictions where we do not currently collect state or local taxes may subject us to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulations, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. See “Risk Factors - Risks Related to Our Business and Industry – We are subject risks related to online payment methods” The continued growth of and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on companies involved in e-commerce.

Hygge Hound dog shampoo is not intended for any therapeutic purpose nor is it intended to affect the structure or function of the animal and is therefore classified as “animal grooming aids” and is not subject to FDA control.

“The animal counterpart of a cosmetic is commonly referred to as a "grooming aid." The Act defines a cosmetic as pertaining only to human use (21 U.S.C. 321(i)). Therefore, products intended for cleansing or promoting attractiveness of animals are not subject to FDA control.” (Source: https://www.fda.gov/animal-veterinary/resources-you/animal-products-fda-regulates#top).

However, our pet grooming products and dog beds must comply with packaging and labeling requirements governed by the Federal Trade Commission and state consumer protection laws. In Canada we must comply with Textile Labelling Act and Textile Labelling and Advertising Regulations.

Competition

We are facing stiff competition in pet supply industry. There are numerous highly successful companies who have years of experience in the industry. Many companies have established full-line manufacturing and distribution facilities of all types of pet supplies within the tech, fashion and consumables segments of the pet industry. Additionally, our competitors have developed networks of distributors, wholesalers and sales representatives. The following companies and brands are well established and have significant brand recognition in the pet supply industry, including, but not limited to: Pet Smart, Pet Value, Carolina Pet Company, Pet People, Pet Supplies Plus, and many others.

Many big-box pet stores manufacture and sell their own private labels of pet beds, grooming and other products in addition to stocking many other North American and international brands. For instance, PetSmart sells their own line of pet beds, accessories and grooming products under trademark of Top Paw®.  There are many leaders in the pet supply industry with a notable online presence, such as PetSmart Inc. (www.petsmart.com); PetValue (www.petvalu.com); Petco Animal Supplies, Inc. (www.Petco.com); Pet Supermarket, Inc. (www.petsupermarket.com); Pet Supplies Plus (www.petsuppliesplus.com); Global Pet Foods (www.globalpetfoods.com), to name a few. Many pet products manufacturers offer private label manufacturing services aimed at big-box pet stores as well as smaller independent pet stores. In addition, there are smaller independent companies and individuals utilizing e-commerce platforms and selling their manufactured products online and through Amazon and other platforms. A few well-established companies and brands in the industry include, Majestic Pet, Pet Play, Pet Life, West Paw, Harry Barker and many others.

Marketing Strategy

Our goal is to build the Hygge Hound brand and position ourselves as a preeminent lifestyle brand for pet owners that embodies true Scandinavian minimalism combined with practical functionality. We plan to distinguish our company from our competition by focusing on craftsmanship, quality and integrity of our products, which are manufactured in USA and Canada.  We decided to focus on creating a distinctive line of pet products that satisfy pet owners shopping for pet products in premium segment compared to mass-produced pet supplies manufactured overseas.

As part of our marketing strategy, we have developed and strictly adhered to a Hygge Hound distinctive minimalistic look that is applied across all of our products and packaging.

Social Media

We plan to utilize social media marketing, or SMM, to reach and engage with our audience on social media networks. The social media marketing is a form of internet marketing that involves creating and sharing content on social media networks in order to achieve your marketing and branding goals.

Social media marketing includes activities like posting text and image updates, videos, and other content that drives audience engagement, as well as paid social media advertising.

Different social media marketing sites require different approaches. Our goal is to develop a unique strategy tailored for each platform:

Facebook

We plan to create a Facebook Business Fan Page.  The visual component is a key aspect of the Facebook experience. The organic reach on Facebook can be limited, therefore we plan to use a cost-effective Facebook ad strategy to create an impact on our Facebook presence.

Instagram

Instagram advertising is a method of paying to post sponsored content on the Instagram platform to reach a larger and more targeted audience. Instagram advertising is often utilized to grow brand exposure, website traffic and generate new leads. According to Instagram majority of people say they discover new products on the platform. We have created a business profile and professional account and started posting our content.

Pinterest

In our opinion, Pinterest is one of the fastest growing social media marketing trends. Pinterest’s image-centered platform is ideal for retail, but anyone can benefit from using Pinterest for social media purposes or sales-driving ads. Pinterest allows businesses to showcase their product offerings while also developing brand personality with eye-catching, unique pinboards. We plan to reach Pinterest audience with our existing customers through our Pinterest business account and target our customers and similar audience with ads related to our existing and upcoming products and events.

Direct marketing

In addition to social media marketing, we plan to use direct marketing to create our brand awareness and advertise our products. Direct marketing is a promotional method that involves presenting information about our company and products to our target consumer without the use of any advertising platform. We plan to expand our client base by contacting pet supplies distributors and owners of independent pet stores through the following forms of direct marketing: brochures, fliers, e-mails and direct phone calls.

We will present information of potential interest about our products to an audience that has been determined to be a likely buyer. It will allow us to save money on distribution costs and increases the odds of reaching potential customers who might make a purchase.

Patents, Trademarks and Licenses

We filed a “Hygge Hound” trademark with the USPTO. The serial number for the application is 88754616. The application is under review and there is no guarantee that it will be registered.

We currently do not have any patents. We are not party to any license, franchise, concession, or royalty agreements or any labor contracts except management consulting agreements with our officer and director. (see Exhibit 10.1).

 Employees

Currently we do not have full time employees except our officer and director. We employ seamstresses for our dog beds manufacturing on a contract basis.  We plan to hire additional employees as needed as the Company grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and Directors and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position

Elena Krioukova	59	CEO, CFO, President, Secretary, Treasurer and Director

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. The directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement. There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Hygge Integrated Brands Corp affairs.

Elena Krioukova, 59, CEO, CFO, President, Secretary and Director.  Elena Krioukova was our officer and director since the company’s inception. For the past 10 years, Elena worked as a bookkeeper, accountant and CFO for various private companies.

She received her training in financial management from British Columbia Institute of Technology. For the past two decades, Elena provided accounting and bookkeeping services to small to medium size businesses.

Elena also gained experience while serving as a CFO for a start-up tea company. She was involved in all aspects in running a development stage food manufacturing company, including working closely with distributors, sales representatives and marketing specialists. Elena is a key contributor to the success of Hygge Hound brand due to her experience in the consumer wellness product category.

Board Composition

Our by-laws provide that the first Board of Directors of the Corporation, and all subsequent Boards of the Corporation, shall consist of not less than one (1) and not more than nine (9) directors.  The number of Directors may be fixed and changed from time to time by ordinary resolution of the shareholders of the Corporation or of the Board of Directors of the Corporation.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert.

Management has decided not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee.

We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is as follows:

Sadler, Gibb & Associates, LLC

2455 Parleys Way, Ste. 320, Salt Lake City, UT 84109

Phone: (801) 783-2950

Website: www.sadlergibb.com

Code of Ethics

The Company does not have a written code of ethics that applies to the Company’s officers.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings

None of our officers or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

EXECUTIVE COMPENSATION

Summary Compensation

Our sole officer and director did not receive any compensation for her services to the Company during the years ended May 31, 2019 and 2018. During the nine months ended February 29, 2020 the Company accrued $1,000 in officer compensation (February 28, 2019: $0) under a management consulting agreement.

On January 1, 2020, we have entered into a Management Consultant Agreement (see Exhibit 10.1) with Elena Krioukova, our President and CEO. The term of the agreement is two years and either party can terminate it unilaterally with 60 days’ notice. During the term of this agreement, the Company shall pay the Consultant a consultant fee in consideration of the provision of the consulting services equal to USD $500 per month.  The Board of Directors may increase or decrease the amount of compensation paid to our President and CEO from time to time.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of May 15, 2020, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (2)	Percent of Class

Elena Krioukova (1)	Common	1,500,000	60.7%

All Officers and Directors	Common	1,500,000	60.7%

________________

(1)     – Officer and Director

(2)     – Includes shares that could be obtained by the named individual within next 60 days.

The percent of class is based on 2,471,000 shares of our common stock issued and outstanding as of the date of this prospectus. As of May 15, 2020, we did not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into transactions with our officers, Directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock or family members of these persons wherein the amount involved exceeds the lesser of $120,000 or one percent company's total assets at year end for the last completed fiscal year.

President, CEO, CFO, Treasurer and Secretary

On January 1, 2020, the Company entered into a Management Consultant Agreement (the “Agreement”) with Elena Krioukova (the “Consultant”), the Company’s President and CEO on the following terms:

TERM- This Agreement commenced on January 1, 2020, and will continue for a term of two years, subject to Article 4 of the Agreement. This Agreement may be renewed, or extended for any period as may be mutually agreed upon by the parties.

SERVICES- The Consultant hereby agrees to provide consulting services (the "Consulting Services") to the Company and to act as President and Chief Executive Officer of the Company. The Consultant hereby accepts the following duties and responsibilities to the Company as part of Consulting Services:

   (a)    During the Management Consulting Period, the Consultant shall serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company and may also serve as such for each of its subsidiaries unless otherwise set forth in corporate documents, management consulting agreements with other employees or public filings, and shall have the usual and customary duties, responsibilities and authority of a Chief Executive Officer and Chairman of the Board subject to the power of the Board of Directors of the Company (the “Board”) (i) to reasonably expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Consultant. The Consultant shall, if so requested by the Company, also serve with or without additional compensation, as an officer, director or manager of entities from time to time directly or indirectly owned or controlled by the Company (each an “Affiliate,” or collectively, the “Affiliates”).

 (b) The Consultant shall report to the Board and shall devote her best efforts and substantial portion of her active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Consultant shall perform her duties and responsibilities to the best of her abilities in a diligent and professional manner.

 (c) The foregoing restrictions shall not limit or prohibit the Consultant from engaging in investment, other business ventures and community, charitable and social activities not interfering with the Consultant’s performance and obligations hereunder.

CONSULTANT FEE- During the term of this Agreement, the Company shall pay the Consultant a consultant fee in consideration of the provision of the Consulting Services equal $500 US per month (the "Consultant Fee").

TERMINATION OF THE TERM- This Agreement may be terminated by either party with a sixty (60) days advance written notice to the other party.

Accounts Payable – Related Party Nine Months Ended February 29, 2020 and February 28, 2019

As of February 29, 2020, and February 28, 2019 the Company owed its director and officer $16,277 and $1,624, respectively. These amounts comprised of cash advances of $1,500 (February 28, 2019: $0), $1,000 (February 28, 2019: $0) of accrued management consulting fees, and $13,777 (February 28, 2019: $1,624) in unpaid expenses incurred on behalf of the Company as of the end of the reporting period.

During the years ended May 31, 2019 and 2018 the President of the Company provided loans of $9,842 and $27,312 respectively. During the nine months ended February 29, 2020 and February 28, 2019 the Company made payments on these loans of $0 and $2,315, respectively. The loans are payable on demand, unsecured, and bear interest at 3.0% per annum. As at February 29, 2020 and February 28, 2019, the Company had accrued $1,928 and $877 respectively in interest expense related to these loans.

As of February 29, 2020, and February 28, 2019 the Company owed its officer $36,767 and $35,716 for loan principle and accrued interest.

Accounts Payable – Related Party Years Ended May 31, 2019 and 2018

As of May 31, 2019, and 2018 the Company owed its director and officer $1,624. This amount represents unpaid incorporation costs of $1,495 and $129 in unpaid expenses incurred on behalf of the Company as of the end of the reporting period.

During the years ended May 31, 2019 and 2018 the President of the Company provided loans of $27,312 and $9,842 respectively. The loans are payable on demand, unsecured, and bear interest at 3.0% per annum. As at May 31, 2019 and 2018, the Company incurred $1,141 and $134 respectively in interest expense related to these loans.

As of May 31, 2019, the Company owed its officer $35,979 for loan principle and accrued interest.

Common stock

The Company’s officer and director subscribed for 1,000 shares at $0.001 per share upon incorporation on February 15, 2018. In September 2018, the Company sold 1,500,000 shares of its common stock at par to its director for $1,500 in cash. At the same time, the Company cancelled a subscription agreement for 1,000 common shares subscribed for by the Company’s director upon formation of the Company.

We did not have any promoters besides our director at any time during the past five fiscal years.

PLAN OF DISTRIBUTION

The Selling Security Holders may, from time to time, sell any or all of its shares of Company common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded, or in private transactions. The Selling Security Holders will sell their shares at $0.025 per share until such time as the common stock is listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX or OTCQB, and thereafter at prevailing market prices or privately negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or
•	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the Selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The Selling Security Holder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Security Holders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

The authorized capital stock of Hygge Integrated Brands Corp. consists of 75,000,000 common shares, $0.001 par value, of which 2,471,000 shares are issued and outstanding as of May 15, 2020.  Holders of common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights.  The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.

All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Hygge Integrated Brands Corp., whether voluntary or involuntary, to share equally in the assets of Hygge Integrated Brands Corp available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by Hygge Integrated Brands Corp's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of Directors can elect all the Directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of Hygge Integrated Brands Corp. common stock are entitled to dividends if declared by the Board of Directors out of funds legally available.

Hygge Integrated Brands Corp does not anticipate the declaration or payment of any dividends in the foreseeable future.  We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Hygge Integrated Brands Corp.’s financial condition, capital requirements, general business conditions, and other factors.  Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Admission to Quotation on the OTC Bulletin Board or Another Over-the-Counter Quotation Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board or another over-the-counter quotation board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The over-the-counter quotation boards differ significantly from national and regional stock exchanges in that they:

(1)	are not situated in a single location but operate through communications of bids, offers and confirmations between broker-dealers, and
(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialists” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board or another over-the-counter quotation board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If our securities meet the qualifications for trading securities on the OTC Bulletin Board or another over-the-counter quotation board, our securities would be eligible to trade on that over-the-counter quotation board, but there is no guarantee that our securities would ever trade. We may not now or ever qualify for quotation on any over-the-counter quotation board. We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 2,471,000 shares of our common stock prior to this offering, and we will have outstanding 2,471,000 shares of our common stock after conclusion of this offering. All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 1,500,000 unregistered shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act. The eventual availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets).

If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the number of shares of our common stock then outstanding; or
-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

ANTI-TAKEOVER PROVISIONS

Anti–Takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our Board of Directors and management.

Board Composition and Filling Vacancies

Our bylaws provide that the first Board of Directors of the Corporation, and all subsequent Boards of the Corporation, shall consist of not less than one (1) and not more than nine (9) directors.  The number of Directors may be fixed and changed from time to time by ordinary resolution of the shareholders of the Corporation or of the Board of Directors of the Corporation. Our bylaws also provide that directors may be removed at a special meeting of the shareholders called for that purpose with or without cause and then only by the affirmative vote of the holders of two-thirds (2/3) or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The Board of Directors composition, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our Board of Directors.

Authorized Share Capital, Voting Rights

The authorized capital stock of Hygge Integrated Brands Corp. consists of 75,000,000 common shares, $0.001 par value. The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Company’s Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Subject to special  voting  rights  or  restrictions  attached  to a class of shares,  each shareholder  shall be entitled to one vote for each share of stock in his or her own name on the books of the corporation,  whether  represented in person or by proxy. In the case of an equality of votes, the chairman of the meeting at which the vote takes place is not entitled to have a casting vote in addition to the vote or votes to which he may be entitled as a shareholder of proxyholder.

Amendment to Articles of incorporation and Bylaws

The Board of Directors shall have the power to make, adopt, alter, amend and repeal, from time to time, articles and bylaws of the Corporation. Any amendment of our articles of incorporation and bylaws must be approved by a majority of our Board of Directors. In addition, all bylaws of the Corporation shall be subject to alteration or repeal, and new bylaws may be made by a majority vote of the shareholders at any annual meeting or special meeting called for that purpose.

Nevada Anti–Takeover Laws

 Certain provisions of Nevada law may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.

Additionally, the control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation. We do not currently meet the definition of an “Issuing Corporation.”

Accordingly, the provisions of the control share acquisition act do not apply to acquisitions of our common stock.

In the event our articles of incorporation or by-laws are amended to provide for the applicability of the control share acquisition act and the other above mentioned requirements are met, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares.

If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of May 31, 2019 and 2018, have been included herein in reliance on the report of Sadler, Gibb & Associates LLC, located at  2455 Parleys Way, Ste. 320, Salt Lake City, UT 84109, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by SD Mitchell & Associates, PLC regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of SD Mitchell & Associates, PLC, is 829 Harcourt Rd., Grosse Pointe Park, Michigan 48230.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Sadler, Gibb & Associates, LLC is our independent registered public accounting firm. There have not been any changes in or disagreements with this firm on accounting and financial disclosure or any other matter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules.

Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

HYGGE INTEGRATED BRANDS CORP.

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED BALANCE SHEETS
	February 29, 2020	May 31, 2019
ASSETS	(Unaudited)
Current Assets:
Cash	$ 18,645	$ 17
Inventory	1,249	-
Prepaids and other current assets	1,650	681
Total current assets	21,544	698
Total Assets	$ 21,544	$ 698
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued liabilities	$ 1,104	$ 436
Accounts payable - related party	16,277	1,624
Loan payable - related party	36,767	35,980
Total current liabilities	54,148	38,040
Total Liabilities	54,148	38,040

Commitments and Contingencies
Stockholders' Deficiency:
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 2,471,000 and 1,500,000 shares issued and outstanding as of February 29, 2020 and May 31, 2019, respectively	2,471	1,500
Additional paid-in capital	23,304	-
Accumulated deficit	(57,760)	(38,699)
Accumulated other comprehensive loss	(619)	(143)
Total stockholders' deficiency	(32,604)	(37,342)
Total Liabilities and Stockholders’ Deficiency	$ 21,544	$ 698

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
	Nine Months Ended February 29, 2020	Nine Months Ended February 28, 2019

Revenue	$ -	$ -
Operating Expenses:
Advertising and marketing	-	15,000
Research and development	-	10,000
Website development	-	4,000
Professional fees	3,500	-
Executive compensation	1,000	-
Travel and promotion	8,523	-
General and administrative	5,332	293
Total operating expenses	18,355	29,293
Loss from Operations	(18,355)	(29,293)
Other Income (Expense)
Interest expense	(706)	(744)
Total Other Income (Expense)	(706)	(744)
Income tax provision	-	-
Net Loss	$ (19,061)	$ (30,037)
Other Comprehensive Income (Loss)
Foreign currency translation loss	(476)	(83)
Comprehensive Loss	$ (19,537)	$ (30,120)
Net Loss Per Common Share:
Net loss per common share - Basic and Diluted	$ (0.01)	$ (0.03)
Weighted Average Shares Outstanding - Basic and Diluted	1,854,679	903,682

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFCIENCY For the Nine Months Ended February 29, 2020 and February 28, 2019 (Unaudited)
Description	Common stock		Common Stock Subscriptions	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount

Balances at May 31, 2018	-	$ -	$ 1	$ -	$ (8,327)	$ (31)	$ (8,357)
Cancellation of prior year stock subscription	-	-	(1)	-	-	-	(1)
Common stock issued for cash at $0.001 per share	1,500,000	1,500	-	-	-	-	1,500
Net loss	-	-	-	-	(30,037)	-	(30,037)
Foreign currency translation loss	-	-	-	-	-	(83)	(83)
Balances at February 28, 2019	1,500,000	$ 1,500	$ -	$ -	$ (38,364)	$ (114)	$ (36,978)

Balances at May 31, 2019	1,500,000	$ 1,500	$ -	$ -	$ (38,699)	$ (143)	$ (37,342)
Common stock issued for cash at $0.025 per share	971,000	971	-	23,304	-	-	24,275
Net loss	-	-	-	-	(19,061)	-	(19,061)
Foreign currency translation loss	-	-	-	-	-	(476)	(476)
Balances at February 29, 2020	2,471,000	$ 2,471	$ -	$ 23,304	$ (57,760)	$ (619)	$ (32,604)

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Nine Months Ended February 29, 2020	Nine Months Ended February 28, 2019
Operating Activities:
Net loss	$ (19,061)	$ (30,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in Operating Assets and Liabilities-
Inventory	(1,249)	-
Prepaids and other current assets	(969)	18,311
Accounts payable and accrued liabilities	668	(188)
Accounts payable - related party	14,653	-
Interest on loan payable - related party	787	744
Net Cash Used by Operating Activities	(5,171)	(11,170)

Investing Activities:	-	-

Financing Activities:
Proceeds from issuance of common stock	24,275	1,500
Loan payable - related party	-	7,527
Net Cash Provided by Financing Activities	24,275	9,027

Effects of exchange rates on cash	(476)	(83)
Net Change in Cash	18,628	(2,226)
Cash - Beginning of Period	17	2,249
Cash - End of Period	$ 18,645	$ 23

Cash paid during the period for:
Interest	$ -	$ -
Income tax paid	$ -	$ -

Non-Cash Investing and Financing Activities
Cancellation of prior year subscription payable	$ -	$ 1

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP.

NOTES TO THE FEBRUARY 29, 2020 AND FEBRUARY 28, 2019 CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Operations

Hygge Integrated Brands Corp., a Nevada corporation, (the “Company”) was formed under the laws of the State of Nevada on February 15, 2018.  Hygge Integrated Brands Corp., operating as Hygge Hound, is a contemporary lifestyle brand for pet owners that embodies true Scandinavian minimalism combined with practical functionality. Our products, made with pets, humans and homes in mind, focuses on natural materials and clean, simple, minimalist design for pets. Hygge Hound intends to produce a range of dog products, including dog beds and grooming products that embody the hygge philosophy - living in comfort, happiness and in complete absence of stress and nuisance.

On May 4, 2018, the Company formed a wholly owned subsidiary, Hygge Integrated Brands Corp. (Canada), an Ontario, Canada Corporation (“HIBC CAD”).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – Unaudited Interim Financial Information

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited interim financial statements should be read in conjunction with the financial statements of the Company for the year ended May 31, 2019 and notes thereto contained in the information as part of the Company’s Registration Statement on the Form S-1 filed with Securities and Exchange Commission on April 7, 2020.

Principle of consolidation

The accompanying consolidated financial statements include all of the accounts of the Company as of February 29, 2020 and February 28, 2019. HIBC CAD is included as of February 29, 2020 and May 31, 2019 and for the nine months periods ended February 29, 2020 and February 28, 2019.  All intercompany balances and transactions have been eliminated.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)

Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)

Allowance for doubtful accounts: Management’s estimate of the allowance for doubtful accounts is based on historical sales, historical loss levels, and an analysis of the collectability of individual accounts; and general economic conditions that may affect a client’s ability to pay. The Company evaluated the key factors and assumptions used to develop the allowance in determining that it is reasonable in relation to the financial statements taken as a whole.

(iii)

Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has  incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily  operations by way of a public or private offering, among other factors;

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification (“ASC”) for disclosures about fair value of its financial instruments and ASC 820-10-35-37 to measure the fair value of its financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Inventory

The Company’s inventories represent raw materials and finished goods, and consist of products available for sale and are accounted for using the first-in, first-out (FIFO) method and valued at the lower of cost or net realizable value.

Inventory costs consist of product manufacturing costs including materials and labor and inbound shipping and handling costs. Inventory valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers or returns to product vendors. Inventory valuation losses are recorded as cost of goods sold and historical losses have not been significant.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of ASC 740-10-25-13. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at February 29, 2020 and February 28, 2019.

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share.  Earnings per share ("EPS") is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period.  Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income.

The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder.  The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS.  Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially dilutive debt or equity instruments issued and outstanding at any time during the periods ended February 29, 2020 and February 28, 2019.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, will have a material effect on the accompanying financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had accumulated deficit at February 29, 2020 and May 31, 2019, which raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to generate sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering.  While the Company believes in the viability of its strategy to continue operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Inventory

Inventory consisted of the following at February 29, 2020 and February 28, 2019:

	2020	2019

Raw materials	$1,249	$-
Less: Inventory impairment allowance	-	-
Total	$1,249	$-

Note 5 – Prepaid Expenses

As of February 29, 2020, the Company had $1,650 in prepaid production costs, office rent, website hosting and accounting fees. As of May 31, 2019 the Company had $681 in prepaid accounting fees.

Note 6– Related Party Transactions

 Accounts Payable – Related Party

As of February 29, 2020 and February 28, 2019 the Company owed its director and officer $16,277 and $1,624, respectively These amounts are comprised of cash advances of $1,500 (February 28, 2019: $0), $1,000 (February 28, 2019: $0) of accrued management consulting fees, and $13,777 (February 28, 2019: $1,624) in unpaid expenses incurred on behalf of the Company as of the end of the reporting period.

Loan Payable – Related Party

During the years ended May 31, 2019 and 2018 the President of the Company provided loans of $9,842 and $27,312 respectively. During the nine months ended February 29, 2020 and February 28, 2019 the Company made payments on these loans of $0 and $2,315, respectively. The loans are payable on demand, unsecured, and bear interest at 3.0% per annum. As at February 29, 2020 and February 28, 2019, the Company had accrued $1,928 and $877 respectively in interest expense related to these loans.

As of February 29, 2020 and February 28, 2019 the Company owed its officer $36,767 and $35,716 for loan principle and accrued interest.

Note 7 – Stockholders’ Deficiency

Shares authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Unregistered shares of common stock

The Company’s officer and director subscribed for 1,000 shares at $0.001 per share upon incorporation on February 15, 2018. In September 2018, the Company sold 1,500,000 shares of its common stock at par to its director for $1,500 in cash. At the same time, the Company cancelled a subscription agreement for 1,000 common shares subscribed for by the Company’s director upon formation of the Company.

During November and December 2019, the Company issued 971,000 shares of common stock at $0.025 per share for total proceeds of $24,275.

Note 8 – Subsequent Events

In accordance with ASC 855-10 we have analyzed our operations subsequent to February 29, 2020 to April 3, 2020, the date of these financial statement were issued, and have determined that we do not have any material subsequent events to disclose in these financial statements other than the events discussed above.

HYGGE INTEGRATED BRANDS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Hygge Integrated Brands Corp:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hygge Integrated Brands Corp (“the Company”) as of May 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the year ended May 31, 2019 and for the period from February 15, 2018 to May 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended May 31, 2019 and for the period from February 15, 2018 to May 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no revenues, has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2020.

Salt Lake City, UT

April 3, 2020

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED BALANCE SHEETS
	May 31, 2019	May 31, 2018
ASSETS
Current Assets:
Cash	$ 17	$ 2,249
Prepaid expenses	681	19,000
Total current assets	698	21,249
Total Assets	$ 698	$ 21,249

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued liabilities	$ 436	$ 537
Accounts payable - related party	1,624	1,624
Loans payable - related party	35,980	27,445
Total current liabilities	38,040	29,606
Total Liabilities	38,040	29,606

Commitments and Contingencies

Stockholders' Deficiency:
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 1,500,000 shares issued and outstanding as of May 31, 2019 and 0 as of May 31, 2018	1,500	-
Common stock subscriptions	-	1
Accumulated deficit	(38,699)	(8,327)
Accumulated other comprehensive income	(143)	(31)
Total stockholders' deficiency	(37,342)	(8,357)
Total Liabilities and Stockholders’ Deficiency	$ 698	$ 21,249

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	For The Year Ended May 31, 2019	For The Period From February 15, 2018 To May 31, 2018

Revenue	$ -	$ -

Operating Expenses:
Advertising and marketing	15,000	-
Research and development	10,000	-
Website development	4,000	6,000
General and administrative	365	2,193
Total operating expenses	29,365	8,193
Loss from Operations	(29,365)	(8,193)
Other Income (Expense)
Interest expense	(1,007)	(134)
Total Other Income (Expense)	(1,007)	(134)
Income tax provision	-	-
Net Loss	$ (30,372)	$ (8,327)

Other Comprehensive Income (Loss)
Foreign currency translation loss	(112)	(31)
Comprehensive Loss	$ (30,484)	$ (8,358)

Net Loss Per Common Share:
Net loss per common share - Basic and Diluted	$ (0.03)	$ (8.33)
Weighted Average Shares Outstanding - Basic and Diluted	1,047,945	1,000

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY
Description	Common stock		Common Stock Subscriptions	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount

Balance – February 15, 2018	-	$ -	$ -	$ -	$ -	$ -
Common stock subscriptions 1,000 shares at $0.001 per share	-	-	1	-	-	1
Net loss	-	-	-	(8,327)	-	(8,327)
Foreign currency translation loss	-	-	-	-	(31)	(31)
Balance – May 31, 2018	-	$ -	$ 1	$ (8,327)	$ (31)	$ (8,357)

Cancellation of prior year stock subscription	-	-	(1)	-	-	(1)
Common stock issued for cash at $0.001 per share	1,500,000	1,500	-	-		1,500
Net loss	-	-	-	(30,372)	-	(30,372)
Foreign currency translation loss					(112)	(112)
Balance – May 31, 2019	1,500,000	$ 1,500	$ -	$ (38,699)	$ (143)	$ (37,342)

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS
	For The Year Ended May 31, 2019	For the Period From February 15, 2018 To May 31, 2018
Operating Activities:
Net loss	$ (30,372)	$ (8,327)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in Operating Assets and Liabilities-
Prepaid expenses	18,319	(19,000)
Accounts payable and accrued liabilities	(101)	537
Accounts payable - related party	-	1,624
Interest on loan payable - related party	1,007	134
Net Cash Used by Operating Activities	(11,147)	(25,032)

Investing Activities:	-	-

Financing Activities:
Proceeds from common stock subscribed	-	1
Proceeds from issuance of common stock	1,500	-
Loan payable - related party	7,527	27,311
Net Cash Provided by Financing Activities	9,027	27,312

Effects of exchange rates on cash	(112)	(31)
Net Change in Cash	(2,232)	2,249
Cash - Beginning of Period	2,249	-
Cash - End of Period	$ 17	$ 2,249

Cash paid during the period for:
Interest	$ -	$ -
Income tax paid	$ -	$ -

Non-Cash Investing and Financing Activities
Cancellation of prior year subscription payable	$ 1	$ -

The accompanying notes are an integral part of these consolidated financial statements.

HYGGE INTEGRATED BRANDS CORP.

NOTES TO THE MAY 31, 2019 AND 2018 CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Operations

Hygge Integrated Brands Corp., a Nevada corporation, (the “Company”) was formed under the laws of the State of Nevada on February 15, 2018.  Hygge Integrated Brands Corp., operating as Hygge Hound, is a contemporary lifestyle brand for pet owners that embodies true Scandinavian minimalism combined with practical functionality. Our products, made with pets, humans and homes in mind, focuses on natural materials and clean, simple, minimalist design for pets. Hygge Hound intends to produce a range of dog products, including dog beds and grooming products that embody the hygge philosophy - living in comfort, happiness and in complete absence of stress and nuisance.

On May 4, 2018, the Company formed a wholly owned subsidiary, Hygge Integrated Brands Corp. (Canada), an Ontario, Canada Corporation (“HIBC CAD”).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principle of consolidation

The accompanying consolidated financial statements include all of the accounts of the Company as of May 31, 2019 and 2018. HIBC CAD is included as of May 31, 2019 and 2018 and for the period from May 4, 2018 (date of formation) through May 31, 2018 and 2019.  All intercompany balances and transactions have been eliminated.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)

Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)

Allowance for doubtful accounts: Management’s estimate of the allowance for doubtful accounts is based on historical sales, historical loss levels, and an analysis of the collectability of individual accounts; and general economic conditions that may affect a client’s ability to pay. The Company evaluated the key factors and assumptions used to develop the allowance in determining that it is reasonable in relation to the financial statements taken as a whole.

(iii)

Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax  assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset  against  future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the  net loss  carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has  incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily  operations by way of a public or private offering, among other factors;

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification (“ASC”) for disclosures about fair value of its financial instruments and ASC 820-10-35-37 to measure the fair value of its financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of ASC 740-10-25-13. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at May 31, 2019 and 2018.

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share.  Earnings per share ("EPS") is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period.  Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income.  The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder.  The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS.  Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially dilutive debt or equity instruments issued and outstanding at any time during the years ended May 31, 2019 and 2018.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, will have a material effect on the accompanying financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had no revenues and an accumulated deficit at May 31, 2019 and 2018, which raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to generate sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering.

While the Company believes in the viability of its strategy to continue operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Prepaid Expenses

As of May 31, 2019 the Company had $681 in prepaid accounting fees. As of May 31, 2018 the Company had $19,000 in prepaid brand development and website development fees.

 Note 5 – Related Party Transactions

 Accounts Payable – Related Party

As of May 31, 2019 and 2018 the Company owed its director and officer $1,624. This amount represents unpaid incorporation costs of $1,495 and $129 in unpaid expenses incurred on behalf of the Company as of the end of the reporting period.

Loans Payable – Related Party

During the year ended May 31, 2019 and the period from February 15, 2018 to May 31, 2018 the President of the Company provided loans of $9,842 and $27,312 respectively. During the year ended May 31, 2019 and the period from February 15, 2018 to May 31, 2018, the Company made payments on these loans of $2,315 and $0, respectively. The loans are payable on demand, unsecured, and bear interest at 3.0% per annum. As at May 31, 2019 and 2018, the Company incurred $1,141 and $134 respectively in interest expense related to these loans.

As of May 31, 2019 and 2018 the Company owed its officer $35,980 and $27,445, respectively for loan principle and accrued interest.

Note 6 – Stockholders’ Deficiency

Shares authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Unregistered shares of common stock

The Company’s officer and director subscribed for 1,000 shares at $0.001 per share upon incorporation on February 15, 2018. In September 2018, the Company sold 1,500,000 shares of its common stock at par to its director for $1,500 in cash. At the same time, the Company cancelled a subscription agreement for 1,000 common shares subscribed for by the Company’s director upon formation of the Company.

Note 7 – Income Tax

Deferred Tax Assets

At May 31, 2019 and 2018, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $30,372 and $8,327, respectively, that may be offset against future taxable income through 2038.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $6,378, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a full valuation allowance.

Components of deferred tax assets are as follows:

	May 31, 2019	May 31, 2018
Net deferred tax assets – Non-current:
Expected income tax benefit from NOL carry-forwards	$6,378	$1,749
Less valuation allowance	(6,378)	(1,749)
Deferred tax assets, net of valuation allowance	$-	$-

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $4,629 during the year ended May 31, 2019 and $1,749 during the year ended May 31, 2018.

Income Tax Provision in the Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended May 31, 2019	For the Period From February 15, 2018 To May 31, 2018

Federal statutory income tax rate	21.0%	21%
Change in valuation allowance on net operating loss carry-forwards	(21.0)%	(21.0)%
Effective income tax rate	0.00%	0.00%

We follow ASC 740 Accounting for Uncertainty in Income Taxes. Under ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. We had no liabilities for unrecognized tax benefits at May 31, 2019 and 2018.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended May 31, 2019 and 2018, we did not recognize any interest or penalties in our statement of operations, nor did we have any interest or penalties accrued in our balance sheet at May 31, 2019 and 2018 relating to unrecognized tax benefits.

The tax years 2018-2019 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Note 8 – Subsequent Events

During November and December 2019, the Company issued 971,000 shares of common stock at $0.025 per share for total proceeds of $24,275.

On January 1, 2020, the Company entered into a Management Consultant Agreement with its President and CEO (the “Consultant”). The term of the agreement is two years and either party can terminate it unilaterally with 60 days’ notice. During the term of this agreement, the Company shall pay the Consultant a consultant fee in consideration of the provision of the consulting services equal to $500 per month.  The Board of Directors may increase or decrease the amount of compensation paid to the Consultant from time to time.

In accordance with ASC 855-10 we have analyzed our operations subsequent to May 31, 2019 to April 3, 2020, the date of these financial statement were issued, and have determined that we do not have any material subsequent events to disclose in these financial statements other than the events discussed above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by Hygge Integrated Brands Corp. (on behalf of itself and the selling stockholders) in connection with this Offering.  All amounts are estimates:

Item	Amount
SEC Registration Fee	$3
Legal Fees and Expenses	$2,500
Accounting Fees and Expenses	$9,500
Miscellaneous	$500
Total	$12,503

Item 14. Indemnification of Officers and Directors

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. Recent Sales of Unregistered Securities

We completed an offering of 1,500,000 shares of our common stock at a price of $0.001 per share to our director on September 28, 2018.  The total amount received from this offering was $1,500.

We completed an offering of 971,000 shares of common stock at a price of $0.025 per share to a total of 27 purchasers on December 10, 2019.  The total amount received from this offering was $24,275.

The purchasers in this offering were as follows:

Name of Subscriber	Number of Shares

Valeriy Lyakutin	40,000
Natalya Gubina	35,000
Oleg Kalinin	35,000
Natalya Uvarova	35,000
Lyudmila Karavaeva	40,000
Ekaterina Ermakova	35,000
Aleksandr Gazizov	35,000
Andrey Samuylov	35,000
Marina Samuylova	35,000
Sergey Ermakov	35,000
Viktor Filatov	40,000
Darya Filatova	35,000
Ramziya Minnegalieva	35,000
Natalya Ermakova	35,000
Vladimir Ermakov	35,000
Viktor Kryukov	40,000
Andrei Valasovich	35,000
Elena Mayorova	35,000
Anastasiya Atyanina	35,000
Saniya Staselko	35,000
Elena Pridatchenko	40,000
Ulyana Belova	35,000
Sergey Ermohin	30,000
Vladislav Ovchinnikov	32,000
Viktoriya Ermoshkina	37,000
Roman Gorbachev	40,000
Aleksandr Gening	37,000

We completed the above offerings pursuant to Regulation S of the Securities Act.  All of our directors and executive officers and all of our purchasers reside outside the United States.

The offer and sale of all shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act.

The investor acknowledged the following: subscriber is not a United States Person, nor is the subscriber acquiring the shares directly or indirectly for the account or benefit of a United States Person.  None of the funds used by the subscriber to purchase the shares have been obtained from United States Persons.  For purposes of the Subscription Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;  (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation *
3.2	Bylaws *
5.1	Opinion of Counsel on legality of securities being registered
10.1	Management Consultant Agreement dated January 1, 2020*
10.2	Manufacturing Agreement
10.3	Loan Agreements
23.1	Consent of Sadler Gibb & Associates LLC, Certified Public Accountants

* - Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 15, 2020.

Hygge Integrated Brands Corp.

/s/ Elena Krioukova
By: Elena Krioukova
Its: Principal Executive Officer, Principal Accounting Officer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Elena Krioukova	Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary and Director	May 15, 2020